Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 443.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

Integral Systems Announces CFO Transition

COLUMBIA, MD, April 30, 2010 — Integral Systems, Inc. (NASDAQ-ISYS), today announced that Bill Bambarger has announced his intention to resign as Chief Financial Officer of Integral Systems, citing personal and health reasons. Mr. Bambarger will remain in his role to assist the Company in the transition process until July 31, 2010. The Company has commenced a search for a new CFO.

Paul Casner, President and CEO of Integral Systems said, “Bill has made a valuable contribution to Integral Systems during his three years with our Company. He led the transformation of Integral Systems’ financial infrastructure and governance and built a professional finance and accounting organization. We look forward to Bill’s on-going contribution through the transition process and wish him the best of luck in his personal and professional endeavors.”

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

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Company Contact:

Andrew Miller

Vice President, External Communications

Integral Systems, Inc.

Phone: 443.539.5124

amiller@integ.com